EXECUTION COPY

NOTE PURCHASE AGREEMENT

among

TIANFU INVESTMENTS LIMITED, as Issuer

and

each Purchaser named herein

Relating to:
Secured Notes due 2018

Dated as of June 19, 2011

i

5.19	Capitalization	39
5.20	Debt	39
5.21	Restrictive Provisions, Certain Existing Agreements	39
5.22	Formation of Issuer	39
5.23	Transaction Documents	40
5.24	Security Documents	40
5.25	Private Offering	40
5.26	SEC Reports	40
5.27	Information	40
5.28	Senior Debt	41
ARTICLE VI COVENANTS		41
6.1	Payment of Notes	41
6.2	Reports	41
6.3	Compliance Certificate	42
6.4	Taxes	43
6.5	Stay, Extension and Usury Laws	43
6.6	Corporate Existence	43
6.7	Payments for Consent	43
6.8	Incurrence of Additional Debt	44
6.9	Restricted Payments	44
6.10	Liens	46
6.11	Asset Sales	46
6.12	Merger, Consolidation and Acquisition	47
6.13	Restrictions on Distributions from Subsidiaries	49
6.14	Affiliate Transactions	50
6.15	Notifications	51
6.16	Intentionally Omitted	52
6.17	Issuance or Sale of Capital Stock of Subsidiaries	52
6.18	Business Activities	52
6.19	Sale and Leaseback Transactions	53
6.20	Impairment of Security Interest	53
6.21	Amendments to Security Documents	53
6.22	Use of Proceeds	53
6.23	Maintenance of Insurance	53
6.24	Restriction of Amendments to Certain Documents	53
6.25	Anti-Layering	53
6.26	Governmental Approvals and Licenses	54
6.27	Further Assurances	54
6.28	Certain Matters.	54
ARTICLE VII DEFAULTS AND REMEDIES		54
7.1	Event of Default	54
7.2	Acceleration	57
7.3	Other Remedies	57
7.4	Waiver of Past Defaults	57
7.5	Rights of Holders of Notes to Receive Payment	58

ii

ARTICLE VIII NON-RECOURSE		58
ARTICLE IX REDEMPTION AND REPURCHASE OF THE NOTES		58
9.1	Repurchase at the Option of Holders Following a Qualifying Listing	58
9.2	Mandatory Redemption; Other Matters	60
9.3	Selection of Notes to Be Redeemed or Purchased	60
9.4	Notice of Redemption	60
9.5	Effect of Notice of Redemption	61
9.6	Deposit of Redemption or Purchase Price	61
9.7	Notes Redeemed or Purchased in Part	61
9.8	Certain Matters	61
ARTICLE X MISCELLANEOUS		62
10.1	Notices	62
10.2	Successors and Assigns	63
10.3	Assignments	63
10.4	Amendment and Waiver	63
10.5	Counterparts	64
10.6	Headings	64
10.7	Governing Law	64
10.8	Waiver of Jury Trial	64
10.9	Consent to Jurisdiction	65
10.10	Entire Agreement	65
10.11	Severability	65
10.12	No Strict Construction	65

iii

Exhibits

Exhibit A – Form of Note

Schedules

Schedule 5.10  - Litigation

Schedule 5.19 - Equity Securities

Schedule 5.20 - Debt

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of June 19, 2011, among Tianfu Investments Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Issuer”) and the Purchasers listed on Schedule I attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated on or about the date hereof (as amended from time to time, “Merger Agreement”), among Tech Full Electric Company Limited, an exempted company incorporated in the Cayman Islands with limited liability, all of the outstanding shares of which are owned by Issuer (“Parent”), Tech Full Electric Acquisition, Inc., a Nevada corporation, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and Harbin Electric, Inc., a Nevada corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct wholly owned Subsidiary of Issuer as a result of the Merger;

WHEREAS, in order to finance, in part, the Merger, Issuer proposes to issue and sell to the Purchasers $25,000,000 initial aggregate principal amount of Issuer’s Secured Notes due 2018;

WHEREAS, concurrently with the issuance of the Notes, Issuer proposes to issue warrants to purchase the common stock of the Issuer (the “Warrants”) to the Purchasers;

WHEREAS, Parent and China Development Bank Corporation Hong Kong Branch (the “Parent Lender”) have entered into a facility agreement dated June 9, 2011 providing for a term loan in the aggregate principal amount of $400,000,000 (the “Parent Loan”);

WHEREAS, to effect the Merger, on the Closing Date, (i)  the Sponsor will make a cash equity contribution to Issuer, which contribution (together with the proceeds referred to in subclauses (ii) and (iii) below) will be contributed to Parent substantially concurrently with the Merger, (ii) the Parent Lender will extend the Senior Loan to Parent, (iii) Issuer will receive proceeds from the issuance of $25,000,000 aggregate principal amount of the Notes, and (iv) substantially simultaneous therewith on the Closing Date, Parent will utilize the proceeds of the equity contribution, the Notes and the Parent Loan to pay the consideration required under the Merger Agreement, and to pay the Transaction Expenses;

WHEREAS, on the Closing Date, Issuer desires to issue to the Purchasers and the Purchasers, severally and not jointly, desire to purchase from Issuer the Notes upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

 “Additional Assets” means:

(a)          any Property (other than cash, Cash Equivalent and securities) to be owned by Issuer or any of its Subsidiaries and used in a Permitted Business; or

(b)          Capital Stock of a Person that becomes a Subsidiary of Issuer as a result of the acquisition of such Capital Stock by Issuer or another Subsidiary of Issuer from any Person other than Issuer or an Affiliate of Issuer; provided, however, that, in the case of clause (b), such Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” of any Person means of any specified Person means:

(a)          any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b)          any other Person who is a director or officer of:

(i)           such specified Person,

(ii)          any Subsidiary of such specified Person, or

(iii)         any Person described in clause (a) above, or

(c)          any spouse, parent, child, brother or sister of any Person described in (a) or (b) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 6.11 and Section 6.14 and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Issuer or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such Beneficial Owner pursuant to the first sentence hereof. Notwithstanding the foregoing, in no event shall Abax Lotus Ltd. or any of its Affiliates be considered an Affiliate of Issuer.

“Agreed Form” means, with respect to any document, (a) substantially in the form agreed by Issuer and the Purchasers prior to the date hereof, or (b) in form and substance acceptable to Issuer and the Purchasers each acting reasonably.

“Agreement” means this Note Purchase Agreement and all Schedules attached thereto.

 “Applicable GAAP” means US GAAP or IFRS. All ratios and computations based on Applicable GAAP contained in this Agreement will be computed in conformity with US GAAP or IFRS, as the case may be.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Issuer or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)          any shares of Capital Stock of a Subsidiary of Issuer (other than directors’ qualifying shares), or

(b)          any other Property of Issuer or any of its Subsidiaries outside of the ordinary course of business of Issuer or such Subsidiary,

other than, in the case of clause (a) or (b) above,

(i)           any disposition by a Subsidiary of Issuer to Issuer or by Issuer or one of its Subsidiaries to a Wholly Owned Subsidiary,

(ii)          any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 6.9,

(iii)         any disposition effected in compliance with the first paragraph of Section 6.12(a),

(iv)         any disposition of inventory of Issuer or any of its Subsidiaries in the ordinary course of business, or inventory or other property that in the reasonable judgment of Issuer have become uneconomic, obsolete or worn out,

(v)          the sale or discount of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business, and

(vi)         any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $1 million.

 “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)          if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b)          in all other instances, the present value (discounted at the weighted average interest rate borne by the Notes, compounded annually in the most recently completed twelve months) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)          the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b)          the sum of all such payments.

 “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Board of Directors” means (i) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof; and (ii) in respect of any other Person, the board or committee of that Person serving an equivalent function.

 “Business Day” means any day that is not a Legal Holiday.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with Applicable GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with Applicable GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 6.10, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by Issuer from the issuance or sale (other than to a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees) by Issuer of its Capital Stock (other than Disqualified Stock) after the Closing Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Cash Equivalents” means any of the following:

(a)           Investments in U.S. Government Securities maturing within 365 days of the date of acquisition thereof;

(b)           Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c)           repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(i)           a bank meeting the qualifications described in clause (b) above, or

(ii)          any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d)           Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Issuer) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e)           direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state are pledged and which are not callable or redeemable at the issuer’s option, provided that:

(i)           the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(ii)          such obligations mature within 180 days of the date of acquisition thereof; and

(f)           time deposit accounts, certificates of deposit and money market deposits with (i) Bank of China, Industrial and Commercial Bank of China, China Construction Bank and China Merchants Bank or (ii) any other bank or trust company organized under the laws of the PRC whose long-term debt is rated as high or higher than any of those banks.

 “Closing ” has the meaning assigned to such term in Section 2.2.

“Closing Date” means the “Closing Date” as defined in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as now and hereafter in effect, or any successor statute.

“Collateral” means all the collateral described in the Security Documents.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Common Stock” means any stock of any class of Issuer which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of Issuer and which is not subject to redemption by Issuer.

“Consolidated Interest Expense” means, for any period, the total interest expense of Issuer and its consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by Issuer or its Subsidiaries, without duplication,

(a)           interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

(b)           amortization of debt discount and debt issuance cost, including commitment fees,

(c)          capitalized interest,

(d)          non-cash interest expense,

(e)          commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing,

(f)           net costs associated with Hedging Obligations (including amortization of fees),

(g)          Disqualified Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(h)          Preferred Stock Dividends (other than dividends payable in Capital Stock other than Disqualified Stock),

(i)           interest accruing on any Debt of any other Person to the extent such Debt is guaranteed by Issuer or any of its Subsidiaries, and

(j)           the cash contributions to any employee stock ownership plan or similar trust, if any and to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Issuer) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of Issuer and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a)          any net income (loss) of any Person (other than Issuer) if such Person is not a Subsidiary of Issuer, except that:

(i)           subject to the exclusions contained in clauses (c), (d) and (e) below, equity of Issuer and its consolidated Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Issuer or any of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to such Subsidiary, to the limitations contained in clause (b) below), and

(ii)          the equity of Issuer and its consolidated Subsidiaries in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

(b)          any net income (loss) of any Subsidiary of Issuer if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Issuer, except that:

(i)           subject to the exclusions contained in clauses (c), (d) and (e) below, the equity of Issuer and its consolidated Subsidiaries in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to Issuer or another of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary of Issuer, to the limitation contained in this clause), and

(ii)          the equity of Issuer and its consolidated Subsidiaries in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c)          any gain (but not loss) realized upon the sale or other disposition of any Property of Issuer or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d)          any extraordinary gain or loss,

(e)          the cumulative effect of a change in accounting principles, and

(f)           any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Issuer or any of its Subsidiaries, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Issuer (other than Disqualified Stock).

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of Issuer and its Subsidiaries as of the end of the most recent Fiscal Quarter of Issuer ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

(a)          the par or stated value of all outstanding Capital Stock of Issuer, plus

(b)          paid-in capital or capital surplus relating to such Capital Stock, plus

(c)          any retained earnings or earned surplus, less:

(i)           any accumulated deficit, and

(ii)          any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of Issuer or any of its Subsidiaries, each item to be determined in conformity with Applicable GAAP.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)          the principal of and premium (if any) in respect of:

(i)           debt of such Person for money borrowed, and

(ii)          debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)          all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)          all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)          all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)          the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)          all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g)          all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such Property and the amount of the obligation so secured; and

(h)          to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(i)           zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the definition of Permitted Debt or

(ii)          the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

 “Default” means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

“Disqualified Stock” means any Capital Stock of Issuer or any of its Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)           matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b)           is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c)           is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock.

 “Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of Issuer held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Issuer.

“EBITDA” means, for any period, an amount equal to, for Issuer and its consolidated Subsidiaries:

(a)          the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(i) the provision for taxes based on income or profits or utilized in computing net loss,

(ii)          Consolidated Interest Expense,

(iii)         depreciation,

(iv)        amortization of intangibles, and

(v)          any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), minus

(b)          all non-cash items increasing Consolidated Net Income for such period.

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Subsidiary of Issuer shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Issuer by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

“Eligible Assignee” means (i) another Holder, (ii) with respect to any Holder, any Affiliate of such Holder, (iii) any fund, trust or similar entity that is organized for the purpose of making equity or debt investments and is advised or managed by the same investment advisor that manages a Holder, or an Affiliate of an investment advisor that manages a Holder, (iv) with respect to any Holder, any equityholder of such Holder pursuant to a distribution in accordance with such Holder’s organizational documents, or (v) any institutional “accredited investor”, within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act.

“Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

“Environmental Laws” means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to the effect of environment on health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any hazardous waste, substance or material or any pollutant, contamination or toxic substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Holder” has the meaning specified in Section 9.8.

“Fair Market Value” means, with respect to any Property at the time of determination, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

(a)          if such Property has a Fair Market Value equal to or less than $1.0 million, by any Officer of Issuer, or

(b)          if such Property has a Fair Market Value in excess of $1.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution or an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor if such Property has a Fair Market Value in excess of $5.0 million, dated within 30 days of the relevant transaction, delivered to the Holders.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

 “Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a)          the aggregate amount of EBITDA for the most recent four consecutive Fiscal Quarters ending prior to such determination date to

(b)          Consolidated Interest Expense for such four Fiscal Quarters;

provided, however, that:

(i)           if

(A)           since the beginning of such period Issuer or any of its Subsidiaries has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B)           the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if Issuer or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and provided further that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such period (or any shorter period in which such facilities are in effect) and

(ii)          if

(A)           since the beginning of such period Issuer or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary of Issuer (or any Person which becomes a Subsidiary of Issuer) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B)           the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C)           since the beginning of such period any Person (that subsequently became a Subsidiary of Issuer or was merged with or into Issuer or any Subsidiary of Issuer since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary of Issuer is sold during the period, Issuer shall be deemed, for purposes of clause (i) above, to have Repaid during such period the Debt of such Subsidiary to the extent Issuer and its continuing Subsidiaries are no longer liable for such Debt after such sale.

 “Governmental Approval” means any authorization of or by, consent of, approval of, license from, ruling of, permit from, tariff by, rate of, certification by, exemption from, filing with (except any filing relating to the perfection of security interests), variance from, claim of, order from, judgment from, decree of, publication to or by, notice to, declaration of or with or registration by or with any Governmental Authority, whether tacit or express.

“Governmental Authority” means any federal, state, national, provincial, municipal, local, territorial or other government department, ministry (including local counterparts thereof), commission, board, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)           to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)           entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include:

(i)            endorsements for collection or deposit in the ordinary course of business, or

(ii)           a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” or “Holders” means a Person in whose name a Note is registered.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board and its predecessors and successors, consistently applied, in effect as of the date hereof and from time to time.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to Applicable GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in Applicable GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 6.8, amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of international standing or any third party appraiser of international standing, provided that such firm or appraiser is not an Affiliate of Issuer.

“Indemnified Liabilities” has the meaning assigned to such term in Section 2.5.

“Indemnified Parties” has the meaning assigned to such term in Section 2.5.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Issuer” has the meaning assigned to such term in the preamble.

“Issuer Share Mortgage” means the equitable share mortgage in Agreed Form to be executed by the mortgagors named thereunder in favor of the Purchasers in respect of the entire Capital Stock of Issuer.

“Legal Costs” means, with respect to any Person, all out-of-pocket expenses for (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, and (b) all court costs and similar legal expenses.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, Hong Kong or the PRC are authorized by law, regulation or executive order to remain closed.

 “Leverage Ratio” means the ratio of:

(a)           the outstanding Debt of Issuer and its Subsidiaries on a consolidated basis, to

(b)           EBITDA for the most recently completed four Fiscal Quarters;

if:

(i)
(A)           since the beginning of such period Issuer or any of its Subsidiaries has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B)           the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if Issuer or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and provided further that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such period (or any shorter period in which such facilities are in effect) and

(ii)          if

(A)           since the beginning of such period, Issuer or any of its Subsidiaries shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary of Issuer (or any Person that becomes such a Subsidiary) or an acquisition of Property,

(B)           the transaction giving rise to the need to calculate the Leverage Ratio is such an Asset Sale, Investment or acquisition, or

(C)           since the beginning of such period any Person (that subsequently became a Subsidiary of Issuer or was merged with or into Issuer or any of its Subsidiaries since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary of Issuer is sold during the period, Issuer shall be deemed, for purposes of clause (i) above, to have Repaid during such period the Debt of such Subsidiary to the extent Issuer and its continuing Subsidiaries are no longer liable for such Debt after such sale.

 “Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Listing Offer” has the meaning assigned to such term in Section 9.1(a).

“Listing Offer Period” has the meaning assigned to such term in Section 9.1(c).

“Listing Payment Amount ” has the meaning assigned to such term in Section 9.1(a).

“Listing Offer Payment Date” has the meaning assigned to such term in Section 9.1(c).

“Listing Offer Purchase Date” has the meaning assigned to such term in Section 9.1(a).

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition, liabilities or capitalization of Issuer or any of its Subsidiaries, (b) the ability of any such Person to perform its payment obligations or any of its material obligations under any of the Security Documents to which such Person is a party, (c) the validity or enforceability of any of the Security Documents, (d) the material rights and remedies of the Holders under any of the Security Documents or (e) the timely payment of any principal or premium of, or interest on, any of the Notes; provided, however, that “Material Adverse Effect” shall have the same meaning set forth in the Merger Agreement for purposes of the Specified Representations only.

“Maturity Date” means the date falling eighty-four (84) months and one (1) day from the date of issuance of the Notes.

“Merger Agreement” has the meaning assigned to such term in the preamble.

“Merger Sub” has the meaning assigned to such term in the preamble.

 “Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a)           all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, national, provincial, foreign and local taxes required to be accrued as a liability under Applicable GAAP, as a consequence of such Asset Sale,

(b)           all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

(c)           all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

(d)           the deduction of appropriate amounts provided by the seller as a reserve, in accordance with Applicable GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by Issuer or any of its Subsidiaries after such Asset Sale.

“Non Recourse Party” has the meaning assigned to such term in Article VIII.

 “Note Documents” means this Agreement, the Notes, the Security Documents, any other document designated as such by both the Holders and the Issuer in writing, and all documents, instruments and agreements executed in favor of the Holders and delivered pursuant to the specific requirements of the foregoing, each as amended, restated or otherwise modified from time to time.

“Note Parties” means collectively, Issuer and each Subsidiary.

“Notes” has the meaning assigned to such term in Section 2.1.

“Obligations” means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Note Party under this Agreement, any other Note Document or any other document or instrument executed in connection herewith or therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

 “Officer” means, with respect to Issuer, its Chairman of the Board, the Chief Executive Officer, the President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”) and the Treasurer or any Assistant Treasurer, or the Secretary or Assistant Secretary.

“Officers’ Certificate” means a certificate, signed by two Officers of Issuer, at least one of whom shall be the principal executive officer or principal financial officer of Issuer, meeting the following requirements:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)
a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

“Operating Company” means each of Advanced Automation Group Shanghai, Ltd., Harbin Tech Full Electric Co., Ltd., Shanghai Tech Full Electric Co., Ltd., and each of their respective Subsidiaries from time to time.

“Opinion of Counsel” means an opinion from legal counsel of recognized standing meeting the following requirements:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

“Parent” has the meaning set forth in the Recitals.

“Parent Credit Agreement” means (i) the Facility Agreement dated June 9, 2011 between Parent and the Parent Lender or (ii) any other agreement or instrument evidencing such other Debt incurred to replace, refinance, renew or amend the Debt covered in the preceding clause (i) in each case as permitted by this Agreement.

“Parent Lender” has the meaning assigned to such term in the preamble.

“Parent Loan Documents” means the “Finance Documents” as defined in the Parent Credit Agreement.

“Permitted Business” means any business in which Issuer or any of its Subsidiaries was engaged on the date hereof and any business that is a reasonable extension thereof or is ancillary or related thereto.

“Permitted Debt” means

(a)      Debt of Issuer evidenced by the Notes;

(b)      (i) Debt of Parent Incurred under the Parent Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $400 million (or its equivalent in another currency; provided that the amount of Debt so Incurred shall not be deemed to exceed such amount as a result of changes in foreign currency exchange rates), which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Senior Debt and not subsequently reinvested in Additional Assets pursuant to Section 6.11 and (ii) Debt Incurred by any Subsidiary under a working capital facility to finance the working capital needs of the Operating Companies not to exceed $50 million in an aggregate principal amount at any time outstanding;

(c)      Debt of Issuer or a Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(i)       the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(ii)      the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $5.0 million (or its equivalent in another currency; provided that the amount of Debt so Incurred shall not be deemed to exceed such amount as a result of changes in foreign currency exchange rates);

(d)      Debt of Issuer owing to and held by any Wholly Owned Subsidiary and Debt of any Subsidiary of Issuer owing to and held by Issuer or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to Issuer or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(e)      Debt of any Subsidiary of Issuer outstanding on the date on which such Subsidiary is acquired by Issuer or otherwise becomes a Subsidiary of Issuer (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of Issuer or was otherwise acquired by Issuer), provided that at the time such Subsidiary is acquired by Issuer or otherwise becomes a Subsidiary of Issuer and after giving effect to the Incurrence of such Debt, Issuer would have been able to Incur $1.00 of additional Debt pursuant to Section 6.8(a)(i);

(f)      Debt under Interest Rate Agreements entered into by Issuer or a Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of Issuer or such Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g)      Debt under Currency Exchange Protection Agreements entered into by Issuer or a Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by Issuer or such Subsidiary in the ordinary course of business and not for speculative purposes;

(h)      Debt under Commodity Price Protection Agreements entered into by Issuer or a Subsidiary in the ordinary course of the financial management of Issuer or such Subsidiary and not for speculative purposes;

(i)      Debt in connection with one or more standby letters of credit or performance bonds issued by Issuer or a Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j)      Debt of Issuer or any of its Subsidiaries outstanding on the Closing Date not otherwise described in clauses (a) through (i) above; and

(k)      Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to Section 6.8(a)(i) and clauses (a), (b)(ii), (c), (e) and (j) above.

 “Permitted Holders” means Tianfu Yang and his estate, any legal entity in which he or she holds a majority of the Voting Stock and “controls” such entity, or the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least 100% of the total voting power of the Voting Stock of such Person.

 “Permitted Investment” means any Investment by Issuer or any of its Subsidiaries in:

(a)           Issuer or any of its Subsidiaries engaged in a Permitted Business,

(b)           any Person that will, upon the making of such Investment, become a Subsidiary of Issuer, provided that the primary business of such Subsidiary is a Permitted Business;

(c)           any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, Issuer or a Subsidiary of Issuer, provided that such Person’s primary business is a Permitted Business;

(d)           Cash Equivalents;

(e)           receivables owing to Issuer or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Issuer or such Subsidiary deems reasonable under the circumstances;

(f)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses under Applicable GAAP and that are made in the ordinary course of business;

(g)           stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to Issuer or one of its Subsidiaries or in satisfaction of judgments;

(h)           any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with Section 6.11 or (B) any disposition of Property not constituting an Asset Sale; and

(i)           Hedging Obligations by Issuer or any Subsidiary that are otherwise permitted to be incurred under this Agreement, and which were entered into for financial management of interest rates, foreign currency exchange rates or commodity prices and are directly related to transactions entered into by such Person in the ordinary course of its business, and not for speculative purposes.

“Permitted Liens” means:

(a)           Liens in favor of Issuer or any of its Subsidiaries;

(b)           Liens securing, or created for the benefit of securing the Notes;

(c)           Liens to secure Debt permitted to be Incurred under clause (b) of the definition of “Permitted Debt” and other obligations thereunder;

(d)           Liens to secure Debt permitted to be Incurred under clause (c) of the definition of “Permitted Debt” and other obligations thereunder; provided that any such Lien may not extend to any Property of Issuer or any of its Subsidiaries, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(e)           Liens for taxes, assessments or governmental charges or levies on the Property of Issuer or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with Applicable GAAP shall have been made therefor;

(f)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of Issuer or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(g)           Liens on the Property of Issuer or any of its Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Issuer and its Subsidiaries taken as a whole;

(h)           Liens on Property at the time Issuer or any of its Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into Issuer or any of its Subsidiaries; provided, however, that any such Lien may not extend to any other Property of Issuer or any of its Subsidiaries; provided further, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Issuer or any of its Subsidiaries;

(i)            Liens on the Property of a Person at the time such Person becomes a Subsidiary of Issuer; provided, however, that any such Lien may not extend to any other Property of Issuer or any other Subsidiary of Issuer that is not a direct Subsidiary of such Person; provided further, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Issuer;

(j)            pledges or deposits by Issuer or any of its Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Issuer or any of its Subsidiaries is party, or deposits to secure public or statutory obligations of Issuer, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(k)           utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(l)            Liens existing on the Closing Date not otherwise described in clauses (a) through (k) above;

(m)           Liens on the Property of Issuer or any of its Subsidiaries to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (h), (i) or (l) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt (and other obligations thereunder) that is secured by such Lien shall not be increased to an amount greater than the sum of:

(i)           the outstanding principal amount, or, if greater, the committed amount, of the Debt (and other obligations thereunder) secured by Liens described under clause (h), (i) or (l) above, as the case may be, at the time the original Lien became a Permitted Lien under this Agreement, and

(ii)          an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by Issuer or such Subsidiary in connection with such Refinancing.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)         such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(i)           the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(ii)         an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

(b)         the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c)         the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced,

(d)         the new Debt shall not be senior in right of payment to the Debt that is being Refinanced, and

(e)         the new Debt, the proceeds of which are used to Refinance the Notes or any Debt that is pari passu with or subordinate to the Notes, shall only be permitted if (i) in case the Notes are refinanced in part or the Debt to be Refinanced is pari passu with the Notes, such new Debt, by its terms or by terms of any agreement or instrument pursuant to which such new Debt is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, or (ii) in case the Debt to be Refinanced is subordinated in right of payment to the Notes, such new Debt, by its terms or by the terms of any agreement or instrument to which such new Debt is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Debt to be Refinanced is subordinated to the Notes.

“Permitted Stock Exchange” means any of the following exchanges: the Hong Kong Stock Exchange or another internationally recognized stock exchange mutually agreed between the Issuer and the Purchasers.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“PRC” means the People’s Republic of China, exclusive of Taiwan, Macau and Hong Kong.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Issuer’s Subsidiaries held by Persons other than Issuer or any of its Wholly Owned Subsidiaries. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

 “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of Issuer, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of Issuer, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including intellectual property rights and Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Agreement, the value of any Property shall be its Fair Market Value.

“Purchaser” or “Purchasers” has the meaning assigned to such term in the preamble.

“Purchase Money Debt” means Debt:

(a)           consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

(b)           Incurred to finance the acquisition, construction or lease by Issuer or a Subsidiary thereof of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by Issuer or such Subsidiary.

“Qualifying Listing” means the successful completion  and maintenance of the initial public offering of the Common Stock of Parent on any Permitted Stock Exchange with a minimum market capitalization of not less than $500 million.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay (in whole or in part), or to issue other Debt, in exchange or replacement for (in whole or in part), such Debt.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning assigned to such term in Section 2.6.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of Section 6.11 and the definitions of “Fixed Charge Coverage Ratio” and “Leverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a)           any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Issuer or any of its Subsidiaries (including any payment in connection with any merger or consolidation with or into Issuer or any of its Subsidiaries), except for any dividend or distribution that is made solely to Issuer or any of its Subsidiaries (and, if such Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Subsidiary on a pro rata basis or on a basis that results in the receipt by Issuer or any of its Subsidiaries of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Issuer;

(b)           the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Issuer or any of its Subsidiaries (other than from Issuer or any of its Subsidiaries) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Issuer that is not Disqualified Stock);

(c)           the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Debt (other than the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d)           any Investment (other than Permitted Investments) in any Person.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Issuer or any of its Subsidiaries transfers such Property to another Person and Issuer or any of its Subsidiaries leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

“Security Documents” shall mean the

(a)	the Issuer Share Mortgage;

(b)	any other document evidencing or creating security over any asset to secure any obligation of the Issuer to the Purchasers under the Note Documents; and

(c)	any other document designated as such by both the Holders and the Issuer in writing.

“Senior Debt” means, in respect of Issuer or any of its Subsidiaries:

(a)          all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Issuer whether or not such post-filing interest is allowed in such proceeding) in respect of

(i)           Debt for borrowed money, and

(ii)          Debt evidenced by notes, debentures, bonds or other similar instruments permitted under this Agreement for the payment of which Issuer is responsible or liable;

(b)          all Capital Lease Obligations and all Attributable Debt;

(c)          all obligations

(i)           for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(ii)          under Hedging Obligations, or

(iii)         issued or assumed as the deferred purchase price of Property and all conditional sale obligations of Issuer and all obligations under any title retention agreement permitted under this Agreement; and

(d)          all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which any Note Party is responsible or liable as a guarantor;

provided, however, that Senior Debt shall not include:

(A)         Debt of Issuer that is by its terms subordinated in right of payment to the Notes, including any Subordinated Debt;

(B)          any Debt Incurred in violation of the provisions of this Agreement;

(C)           accounts payable or any other obligations of Issuer to trade creditors created or assumed by Issuer in the ordinary course of business in connection with the obtaining of materials or services (including guarantees thereof or instruments evidencing such liabilities);

(D)         any liability for U.S. federal, state, national, provincial, local or other taxes owed or owing by Issuer;

(E)          any obligation of a Note Party to another Note Party; or

(F)          any obligations with respect to any Capital Stock of Issuer.

To the extent that any payment of Senior Debt (whether by or on behalf of Issuer as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

 “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Representations” shall mean the representations and warranties set forth in Sections 5.1, 5.2 (other than clauses (a)(x), (a)(y)(iii), (a)(z) or (b) thereof), 5.3, 5.15, 5.16, 5.18, 5.24 (other than clause (b) thereof) and 5.28.

“Sponsor” means Abax Global Capital (Hong Kong) Limited, its Affiliates and their respective funds and accounts managed by the foregoing.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Debt” means Debt of Issuer that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means (a) an agreement among any of Issuer, a subordinating creditor of Issuer and the Holders, pursuant to which (i) the Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees not to require, accept or maintain any Lien(s) on any assets of Issuer and its Subsidiaries, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to Subsidiaries of Issuer.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of Section 6.12, a Person to whom all or substantially all of the Property of Issuer or a Subsidiary is sold, transferred, assigned, leased, conveyed or otherwise disposed.

 “Transaction Documents” means, collectively, the Note Documents, the Parent Loan Documents and the Merger Agreement and, in each case, such other documents and agreements contemplated thereby.

“Transaction Expenses” means the fees, costs and expenses payable by the Note Parties in  connection with the Transactions and related transactions.

“Transactions” means, collectively, the consummation of the transactions contemplated by this Agreement, the Merger Agreement and the Parent Loan Documents.

“US GAAP” means United States generally accepted accounting principles as in effect on the Closing Date, including those set forth in:

(a)           the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(b)           the statements and pronouncements of the Financial Accounting Standards Board,

(c)           such other statements by such other entity as approved by a significant segment of the accounting profession, and

(d)           the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

 “Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Warrant Agreement” means that certain agreement to purchase warrants dated the date hereof between Issuer and Abax Lotus Limited, as may be amended from time to time.

“Warrants” has the meaning assigned to such term in the preamble.

 “Wholly Owned Subsidiary” means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly Owned Subsidiary of such Person.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

2.1           Issue of Notes

On or before the Closing (as defined below), Issuer will have authorized the issuance and sale of $25,000,000 in initial aggregate principal amount of its Secured Notes due on the Maturity Date (the “Notes”) to be dated the Closing Date. The parties acknowledge and agree that the Notes shall not bear any interest except as expressly provided in Section 6.1 (to the extent that is applicable). The principal amount of the Notes shall, subject to the provisions for mandatory prepayments and optional prepayments contained herein, mature and be payable in full and in cash on the Maturity Date. The Notes shall be substantially in the form attached hereto as Exhibit A.

2.2           Sale and Purchase of the Notes; the Closing

In reliance upon the Purchasers’ representations made in Section 2.3 hereof and subject to the terms and conditions set forth in the Note Documents, Issuer hereby agrees to sell to the Purchasers the aggregate principal amount of Notes set forth adjacent to such Purchaser’s name on Schedule I hereto.

In reliance upon the representations and warranties of Issuer contained in the Note Documents, and subject to the terms and conditions set forth herein and therein, the Purchasers hereby agree to purchase from Issuer the aggregate principal amount of Notes set forth adjacent to such Purchaser’s name on Schedule I hereto.

The Purchasers and Issuer agree that, for federal income tax purposes, the issue price of each Note is equal to its purchase price as specified above.

The closing of the sale by Issuer and purchase by the Purchasers of the Notes (the “Closing”) will take place on or about the Closing Date, at the offices of Davis Polk & Wardwell LLP at The Hong Kong Club Building, 3A Chater Road, Hong Kong at such times as the parties may mutually agree.  At the Closing, Issuer will deliver to the Purchasers the aggregate principal amount of Notes set forth adjacent to such Purchaser’s name on Schedule I hereto against payment of the purchase price therefor by intra-bank or federal funds wire transfer of same day funds to such bank accounts as Issuer designates at least one Business Day prior to the Closing in the notice of wire instructions.

2.3           Representations of the Purchasers

(a)           Each Purchaser represents that it is purchasing the Notes to be purchased by it for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act.

Each Purchaser further represents, agrees and acknowledges that it:

(1)           is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) and a “Qualified Purchaser” within the meaning of Section 3(c) (7) of the Investment Company Act of 1940, as amended (a “QP”), or (B) a non-U.S. person for the purposes of Regulation S and a QP;

(2)           fully understands the limitations on transfer described in Section 2.3(b) hereof and the restrictions on sales and other dispositions in the Notes Documents

(3)           is able to bear the economic risk of its investment in the Notes and is currently able to afford the complete loss of such investment;

(4)           did not employ any broker or finder in connection with the transactions contemplated in this Agreement;

(5)           understands that (A) the Notes have not been registered under the Securities Act and are being issued by Issuer in transactions exempt from the registration requirements of the Securities Act and Issuer has not undertaken to register the Notes under the Securities Act or any state or blue sky law and (B) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act and otherwise in accordance with the restriction on sales and other dispositions in the Documents;

(6)           if and only to the extent transfers of the Notes are otherwise permitted under this Agreement, will solicit offers for the Notes only from, will offer the Notes only to, and will transfer the Notes only to persons that it reasonably believes to be (A) QIBs and QPs or (B) in the case of offers and transfers outside the United States, to QPs and persons other than U.S. persons (“Foreign Purchasers”, which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S;

(7)           will not offer or sell the Notes using any form of general solicitation or general advertising (within the meaning of Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) under the Securities Act;

(8)           if and only to the extent transfers of the Notes are otherwise permitted under this Agreement, with respect to offers and sales outside the United States:

at or prior to the confirmation of any sale of any Notes sold in reliance on Regulation S, it will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Notes from it during the “distribution compliance period” (as defined in Regulation S) a confirmation or notice substantially to the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, (i) as part of their distribution at any time; or (ii) otherwise until 40 days after the later of the date of issuance of the Notes and the commencement of the offering, except in either case in accordance with Regulation S or Rule 144A under the Securities Act.  Terms used above have the meanings given to them by Regulations S.”; and

it has offered the Notes and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 2.3(a)(5); accordingly, it has not engaged nor will engage in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Notes, and has complied and will comply with the “offering restrictions” requirements of Regulations S (terms used in this clause (8) have the meanings given to them by Regulation S);

(9)           in connection with making its decision to purchase the Notes, has not been provided with any information (other than information which is publicly available) regarding Issuer, Merger Sub, Company, the Notes by any Person other than Issuer or the Sponsor and has not relied upon any information (other than information which is publicly available) regarding Issuer, Merger Sub, Company, the Notes by any Person other than Issuer or the Sponsor; and

(10)           has had access to all information that it believes is necessary, sufficient or appropriate in connection with its purchase of the Notes, has made an independent decision to purchase the Notes based on the information concerning the business and financial condition of Issuer and other information available to it, which it has determined is adequate for that purpose.

(b)           If a Purchaser desires to sell or otherwise dispose of all or any part of its Notes pursuant to an exemption from the registration requirements of the Securities Act other than a sale or disposition to Issuer, then, if requested by Issuer, it will deliver to Issuer, at Issuer’s election, either (i) an opinion of counsel, reasonably satisfactory in form and substance to Issuer, that an exemption from registration under the Securities Act is available or (ii) such other documents and certificates as Issuer or its counsel may reasonably require in order to enable Issuer and its counsel to determine that an exemption from registration under the Securities Act is applicable.  Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE HOLDER AGREES TO OFFER, SELL, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE ONLY (A) (i) TO ISSUER, (ii) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER, (iii) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (iv) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (v) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (B) IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) ONLY TO A “QUALIFIED PURCHASER” WITHIN THE MEANING OF SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND (D) SUBJECT TO ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL FOR THE HOLDER OR OTHER DOCUMENTS AND CERTIFICATES REASONABLY SATISFACTORY TO ISSUER AND ITS LEGAL COUNSEL ESTABLISHING THAT ANY SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.
“THE ISSUER HAS NOT REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.”

2.4          Expenses

Upon the issuance and sale of the Notes, Issuer will pay all reasonable out-of-pocket and invoiced costs and expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement, including, without limitation, all reasonable out-of-pocket and invoiced expenses (including the fees and disbursements of one counsel) incurred by the Purchasers in connection with any amendment, modification, waiver, consent, or, during the continuance of an Event of Default, preservation or enforcement of rights under the Note Documents or any other documents contemplated hereby or thereby but excluding for the avoidance of doubt, the out-of-pocket expenses incurred by the Purchasers in connection with their respective review of Issuer’s business, operations, properties, books and records and the preparation and negotiation of this Agreement and the other Note Documents.

2.5          Indemnification

(a)           In addition to all rights and remedies available to the Purchasers at law or in equity, Issuer hereby agrees to indemnify, exonerate and hold each Holder and each of the officers, directors, employees, Affiliates and agents of each Holder (each an “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Notes, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Issuer or any other Note Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Note Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Note Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Note Document by any Indemnified Party (without duplication with respect to the indemnities set forth in Clause 11 of the Issuer Share Mortgage), except to the extent any such Indemnified Liabilities result from the applicable Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Issuer hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)           All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby without limit, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of, the Purchasers, their advisors and/or any of the Indemnified Parties or the acceptance by Issuer of any certificate or opinion.

(c)           In addition, Issuer agrees to reimburse any Indemnified Party within five Business Days after written demand for all reasonable expenses (including legal counsel fees for one counsel for the Holders) incurred by such Indemnified Party in connection with investigating, preparing or defending any such action or claim; provided, however, that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim.  The indemnity, contribution and expenses reimbursement obligations that Issuer have under this Section 2.5 shall be in addition to any liability that Issuer may otherwise have at law or in equity.  Issuer further agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims or other proceedings.

(d)           Any indemnification or payments in respect of contribution of the Purchasers or any other Indemnified Party by Issuer pursuant to this Section 2.5 shall be effected by wire transfer of immediately available funds from Issuer to an account designated by the Purchasers or any other Indemnified Party within ten Business Days after the incurrence thereof.

2.6          Registration of Notes; etc.

(a)           Issuer will maintain a register for the Notes to provide for the registration and transfer of the Notes (“Register”).  In order for any transfer of a Note to be effective, the Note must be surrendered to Issuer and a new Note must be issued by Issuer to the transferee.  Issuer shall record each transfer on the Register.  The Register shall be conclusive evidence of the ownership of the Notes.  Issuer shall not treat any person as the owner of a Note unless such person is the owner of the Note reflected on the Register.

(b)           Upon surrender for registration of transfer of any Notes to the extent permitted hereunder, Issuer, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount.

(c)           Notes may be exchanged at the option of any Holder thereof for Notes of a like aggregate principal amount, as applicable, but in different denominations.  Whenever any Notes are so surrendered for exchange, Issuer, at its expense, will execute and deliver the Notes that the Holder making the exchange is entitled to receive.

(d)           All Notes issued upon any registration of transfer or exchange of such Notes will be the legal and valid obligations of Issuer, evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange.

(e)           Every Note presented or surrendered for registration of transfer or exchange will (if so required) be duly endorsed or will be accompanied by a written instrument of transfer in form reasonably satisfactory to Issuer, duly executed by the Holder thereof or its attorney duly authorized in writing.

(f)           Any transfer of any of the Notes or assignment pursuant to Section 10.3 is subject to the requirements of Section 2.3(b) and Section 2.6(a) hereof.

ARTICLE III

CLOSING CONDITIONS

The Purchasers’ obligation to purchase and pay for the Notes shall be subject to the satisfaction or waiver in writing by the Purchasers of each of the following conditions on or before the Closing Date:

3.1          Opinion of Counsel

(a)           The Purchasers shall have received an opinion, dated the Closing Date, from Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for Issuer, in the Agreed Form.

(b)           The Purchasers shall have received an opinion, dated the Closing Date, from Conyers Dill & Pearman, special Cayman Islands counsel for Issuer, in the Agreed Form.

(c)           The Purchasers shall have received an opinion, dated the Closing Date, from Snell & Wilmer LLP, special Nevada for Issuer, in the Agreed Form.

3.2          Reserved

3.3          Representations

The representations and warranties of the Note Parties contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date and the representations and warranties of the Note Parties contained in this Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date; provided that the only representations and warranties relating to the Company the accuracy of which shall be a condition precedent to the Closing Date shall be (x) the Specified Representations and (y) such of the representations and warranties made by or on behalf of the Company in the Merger Agreement as are material to the interests of the Purchaser, but only to the extent Parent (or its Affiliates) has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement.

3.4          Documents

(a)           Officer’s Certificate.  The Purchasers shall have received a certificate dated the Closing Date and signed by an Officer of Issuer

(i)
certifying that (A) the conditions set forth in this Article III hereof have been satisfied on and as of such date and (B) the representations of the Note Parties contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date and the representations and warranties of the Note Parties contained in this Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date;

(ii)	attaching an updated Schedule 5.19 setting forth the authorized equity securities of each Note Party as of the Closing Date (after giving effect to the Merger and the other Transactions);

(iii)
attaching an updated Schedule 5.20 setting forth in reasonable detail all material outstanding short term and long term Debt of Issuer and its Subsidiaries, after giving effect to the Merger and the other Transactions (which schedule shall also include the names of the creditors and principal amounts of all such Debt); and

(iv)	attaching an updated Schedule 5.10 as of the Closing Date.

(b)           Secretary’s Certificate.  The Purchasers shall have received a certificate, dated the Closing Date and signed by the secretary or assistant secretary of Issuer, certifying that (x) the Board of Director resolutions of the Issuer, (y) the charter, by-laws or other organizational documents of Issuer and (z) the incumbency certificate of Issuer are in full force and effect.

(c)         Note Documents.  The Purchasers shall have received a copy of the Issuer Share Mortgage duly executed and delivered by the parties thereto.

(d)         Other Documents. The Purchasers shall have received

(i)	a copy of the Group Structure Chart (as defined in the Parent Loan Agreement);

(ii)	a copy of the Original Financial Statements (as defined in the Parent Loan Agreement);

(iii)	a copy of the Funds Flow Statement (as defined in the Parent Loan Agreement);

(iv)	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands in respect of the Issuer and Parent;

(v)	a copy of the register of members of Issuer annotated with the particulars of the charges created under the Issuer Share Mortgage;

(vi)	a copy of the register of charges of each mortgagor named under the Issuer Share Mortgage with the particulars of the charges created under the Issuer Share Mortgage; and

(vii)	evidence that the par value of the Common Stock of the Issuer has been reduced to $0.001.

3.5         Issuance of the Notes

Pursuant to Section 2.2 hereof, Issuer shall have issued and delivered to each Purchaser the aggregate principal amount of Notes set forth adjacent to such Purchaser’s name on Schedule I hereto.

3.6         Warrants

Issuer shall have issued and delivered to Abax Lotus Ltd. such number of Warrants as provided in the Warrant Agreement.

3.7         Parent Loan

Parent shall have substantially concurrently received proceeds of the Parent Loan in an amount not less than $400,000,000.

3.8         Concurrent Transactions

All of the other Transactions shall be consummated substantially concurrently with the Closing and on substantially the terms contemplated by the Merger Agreement and the Parent Loan Documents.

ARTICLE IV

HOLDERS’ SPECIAL RIGHTS

Issuer hereby agrees to grant to each Holder the following special rights:

4.1         Service Charges

No service charge shall be made for any registration of transfer or exchange of the Notes, to the extent permitted hereby.

4.2         Direct Payment

(a)          Issuer will punctually pay when required hereunder the principal thereof, interest thereon due with respect to said principal, or any amounts otherwise payable in respect of the Notes without any presentment thereof, directly to such Purchaser or to such permitted subsequent Holder at such Purchaser’s bank account, set forth in Schedule I hereto or such other bank account as such Purchaser or such permitted subsequent Holder may from time to time designate in writing to Issuer. Issuer will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner as such Purchaser or any such permitted subsequent Holder may from time to time direct in writing.

(b)          Notwithstanding anything to the contrary contained in the Notes, if any principal payable with respect to a Note is payable on a Legal Holiday, then Issuer will pay such amount on the next succeeding Business Day, and interest will accrue on such amount up to, but excluding, the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that Issuer may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest will accrue on such amount.

(c)          Notwithstanding anything to the contrary contained in the Notes, if any interest payable with respect to a Note is payable on a Legal Holiday, then Issuer will pay such amount on the next succeeding Business Day.

4.3         Lost, etc. Notes

Notwithstanding any provision in any Note Document to the contrary, if any Note is mutilated, destroyed, lost or stolen, then the affidavit of the Holder’s treasurer or assistant treasurer (or other authorized officer), briefly setting forth the circumstances with respect to such mutilation, destruction, loss or theft, will be accepted as satisfactory evidence thereof, and no indemnity, security or payment of charges or expenses will be required as a condition to the execution and delivery by Issuer or the transfer agent, as the case may be, with respect to such Note, of new Notes for a like amount, in substitution therefor, other than such Holder’s reasonably satisfactory unsecured written agreement to indemnify Issuer or the transfer agent, as the case may be.

4.4           Inspection

Following the Closing, Issuer will (a) allow the Sponsor (on behalf of all the Holders of the Notes) the right, at reasonable times during normal business hours and upon reasonable prior notice, to visit and inspect any of the offices, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with Issuer’s directors, officers (and by this provision, Issuer authorizes its officers to discuss the affairs, finances and accounts of Issuer and its Subsidiaries), all at such times and as often as may be reasonably requested, but not more frequently than once per Fiscal Year unless an Event of Default has occurred and is continuing, in which case the Sponsor may do any of the foregoing on a more frequent basis than once per Fiscal Year, and (b) authorizes its public accountants to discuss the affairs, finances and accounts of Issuer and its Subsidiaries, in each case, subject to any limitations imposed by law or by confidentiality agreements binding on Issuer or the relevant Subsidiary and excluding materials subject to attorney-client privilege or attorney work product.  The costs and expenses of such inspections will be paid by the Sponsor, unless an Event of Default then exists and is continuing, in which case the costs and expenses will be paid by Issuer.  Issuer shall be entitled to participate in or observe all such visits, inspections, examinations and discussions.  Notwithstanding the foregoing, if the Sponsor, directly or indirectly, is no longer the Holder of a majority of the outstanding Notes, subject to the prior consent of Issuer, which consent shall not be unreasonably withheld, conditioned or delayed, all rights and privileges under this Section 4.4 shall be transferred to a representative chosen by Holders holding a majority of the outstanding Notes at such date of determination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Except as disclosed or reflected in the forms. reports. statements. certifications and other documents (including all exhibits. amendments and supplements thereto) filed by the Company with the Securities and Exchange Commission since January 1, 2010 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer. in each case, other than any specific factual information contained therein), Issuer hereby represents and warrants, on the date of this Agreement and immediately after giving effect to the Transactions, on the Closing Date that:

5.1           Organization

Issuer is an exempted company in the Cayman Islands with limited liability, validly existing and in good standing under the laws of the Cayman Islands; each other Note Party is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization; and each Note Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2           Authorization; No Conflicts

(a)      Each of Issuer and each other Note Party is duly authorized to execute and deliver each Note Document to which it is a party, Issuer is duly authorized to borrow monies hereunder, and each of Issuer and each other Note Party is duly authorized to perform its Obligations under each Note Document to which it is a party.  The execution, delivery and performance by Issuer of this Agreement and by each of Issuer and each other Note Party of each Note Document to which it is a party, and the borrowings by Issuer hereunder, do not and will not (x) require any material consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (y) conflict with (i) any provision of applicable law in any material respect, (ii) the charter, by-laws or other organizational documents of Issuer or any other Note Party or (iii) any material agreement, indenture, instrument or other material document, or any material judgment, order or decree, which is binding upon Issuer or any other Note Party or any of their respective properties or (z) require, or result in, the creation or imposition of any Lien (except Permitted Liens) on any material asset of any Note Party.

(b)      Each Note Party is in compliance with all laws, regulations and orders of any governmental authority  applicable to it or its properties and all indentures, agreements and other instruments binding on its or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.3           Validity; Binding Effect

Each of this Agreement and each other Note Document under which any Note Party has any obligations to the Holders and to which Issuer or any other Note Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and concepts of reasonableness.

5.4           No Default

(a)          No Event of Default or Default exists or would result from the incurrence by any Note Party of any Debt hereunder or under any other Note Document.

(b)          None of the Note Parties is in default in the payment of the principal of or interest on any Debt or under any agreement or contract or any instrument or agreement under or subject to which any Debt has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          None of the Note Parties has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the Closing.

5.5           Use of Proceeds

The net proceeds from the sale of the Notes hereunder will be used to fund the Merger.

5.6           Financial Condition

The audited consolidated financial statements of the Company and its Subsidiaries as at its fiscal year ending December 31, 2010 and the unaudited consolidated internal financial statements of the Company and its Subsidiaries as at March 31, 2011, were prepared in accordance with Applicable GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as a whole as at such dates and the results of their operations for the periods then ended.

5.7           No Material Adverse Change

Since December 31, 2010 through the date of this Agreement, except as otherwise contemplated or permitted by the Merger Agreement, the Parent Credit Agreement or this Agreement, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect.

5.8           Ownership of Properties; Liens

Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, each Note Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, except Permitted Liens, and free and clear of all charges and claims (including any infringement claims with respect to patents, trademarks, service marks, copyrights and the like).

5.9           Intellectual Property

Issuer and each other Note Party owns and possesses or has a license or other right to use in all material respects all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Issuer and the other Note Parties, without any infringement upon the intellectual property rights of others which, individually or in aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10         Litigation; Liabilities

(a)      No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Issuer’s knowledge, threatened against any Note Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.10.

(b)      Neither Issuer nor any other Note Party has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (i) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2010 included in the Company SEC Documents (as defined in the Merger Agreement), (ii) incurred in the ordinary course of business since the date of such balance sheet, (iii) which have been discharged or paid in full prior to the date of this Agreement, (iv) incurred pursuant to the transactions contemplated by this Agreement, or (v) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11         Taxes

Each Note Party has filed all federal and other material tax returns and reports required by law to have been filed by it and has paid all federal and all other material taxes and governmental charges thereby shown to be owing, except (a) those not yet delinquent or (b) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Applicable GAAP shall have been set aside on its books.

5.12         Labor Matters

Neither the Company nor any of the Significant Subsidiaries (as defined in the Merger Agreement) is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization.  There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Issuer, threat thereof, by or with respect to any employees of the Issuer or any of the Significant Subsidiaries (as defined in the Merger Agreement), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13         Insurance

Each Note Party maintains insurances on and in relation to its business and assets in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Note Party operates.

5.14         Pension Plan

Each Note Party is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Issuer and its Subsidiaries in any respect which has or might reasonably be expected to have a Material Adverse Effect. None of the Note Parties has any liability under a pension plan that is subject to ERISA.

5.15         Investment Company Act

None of the Note Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

5.16         Margin Stock

None of the Note Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

5.17         Environmental Matters

The on-going operations of each Note Party comply in all respects with all Environmental Laws, except for such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect.  Each Note Party has obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Issuer and each other Note Party are in compliance with all material terms and conditions thereof, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  None of the Note Parties and their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance, except for any such order, agreement or proceeding that could not reasonably be expected to result in a Material Adverse Effect.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of any Note Party that could reasonably be expected to result in a Material Adverse Effect.  None of the Note Parties has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances, except as could not reasonably be expected to result in a Material Adverse Effect.

5.18         Solvency

On the Closing Date, and immediately prior to and after giving effect to the Transactions and the use of the proceeds therefrom, with respect to the Note Parties taken as a whole, on a consolidated basis, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

5.19         Capitalization

All issued and outstanding equity securities of each Note Party are duly authorized and validly issued and, if applicable, fully paid and non-assessable, and,  free and clear of all Liens other than Permitted Liens, and such securities were issued in compliance in all material respects with all applicable state and federal laws concerning the issuance of securities.  Schedule 5.19 sets forth the authorized equity securities of each Note Party as of the date hereof.  As of the Closing Date, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Issuer or any other Note Party, other than the Warrant Agreement.

5.20         Debt

Schedule 5.20 sets forth and identifies in reasonable detail all outstanding short term and long term Debt of Issuer and its Subsidiaries as of the date of this Agreement (including the names of the creditors and principal amounts of all such Debt and specifies all Debt to which the Debt represented by the Notes is in any way subordinated).  After giving effect to the transactions contemplated by the Transaction Documents, Issuer and its Subsidiaries have no Debt (other than Permitted Debt) or Liens (other than Permitted Liens) outstanding as of the Closing Date.

5.21         Restrictive Provisions, Certain Existing Agreements

Neither Issuer nor any other Note Party is in default under or with respect to, any agreement or contract that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.22         Formation of Issuer

Each of Issuer  and Parent was formed for purposes of consummating the Transactions and has not engaged in any business activities (other than activities in connection with the consummation of the Transactions).  As a result, neither Issuer or Parent has any significant assets or liabilities of any kind prior to the Merger.  Upon the consummation of the Merger, Parent has no assets (other than immaterial assets) other than the Capital Stock of Company.

5.23         Transaction Documents
Issuer has furnished the Purchasers a true and correct copy of each Transaction Document pursuant hereto as in existence on the Closing Date.  Each Note Party has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of transactions contemplated thereby. As of the Closing Date, the other Transactions have been consummated (or are being consummated substantially contemporaneously with the issuance of the Notes hereunder) in all material respects in accordance with the terms of the applicable Transaction Agreements and applicable law.  As of the Closing Date, no statement or representation made in the Merger Agreement by Parent or Merger Sub contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made and taken as a whole, not misleading in any material respect as of the time that such statement or representation is made.  As of the Closing Date, Issuer has no knowledge that any statement or representation made in the Transaction Documents by a Person other than the Parent and Merger Sub contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made and taken as a whole, not misleading in any material respect as of the time that such statement or representation is made.

5.24         Security Documents

(a)           The provisions of each of the Security Documents are effective to create in favor of the Purchasers, a legal, valid and enforceable first priority security interest in all right, title and interest of the Note Parties in the Collateral described therein on the Closing Date.

(b)           All representations and warranties of the Note Parties contained in the Security Documents are true and correct in all material respects.

5.25         Private Offering

Subject to the truth and accuracy of the representations and warranties of the Purchasers hereunder, the sale of the Notes pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.  In the case of each offer or sale of the Notes, no form of general solicitation or general advertising was used by Issuer or its representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

No similar securities have been issued and sold by Issuer within the six-month period immediately prior to the date hereof.

5.26         SEC Reports

Except reports filed or required to be filed with the SEC under Section 13 in connection with the Merger, neither Issuer nor Parent has filed or been required to file any reports with the SEC under Section 13 or 15(d) of the Exchange Act.

5.27         Information

All information heretofore or contemporaneously herewith furnished in writing by Issuer or any other Note Party to the Purchasers for purposes of or in connection with this Agreement and the transactions contemplated hereby, taken as a whole, is true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information, taken as a whole, is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect in light of the circumstances under which made (it being recognized by the Purchasers that any projections and forecasts provided by Issuer are based on good faith estimates and assumptions believed by Issuer to be reasonable at the time at which they were prepared and supplied and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.28         Senior Debt

The Note Obligations constitute “Senior Debt” (or the equivalent thereof) of the Issuer.

All of Issuer’s representations and warranties hereunder shall survive the Closing.

ARTICLE VI

COVENANTS

From and after the Closing Date and continuing so long as any principal amount or interest remains unpaid on any Note:

6.1           Payment of Notes

Issuer shall pay or cause to be paid the principal of, premium, if any, and interest, if any, on, the Notes no later than 11:00 a.m. Hong Kong Time on the due dates and in the manner provided in this Agreement to each applicable Holder, to the bank account of such Holder designated by such Holder to Issuer. Any payment received after such time shall for all purposes deemed to be a payment made on the succeeding Business Day.

Issuer shall pay, from time to time on demand, interest (including post-petition interest in any proceeding under any Bankruptcy Law) accrued on overdue principal and premium, if any, at a rate that is 3% per annum in excess of the rate then in effect from five Business Days following the due date and ending on the date on which payment is made to the Holders of the Notes in respect thereof; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. All payments on the Notes or in connection with or arising out of this Agreement or any Security Document will be made without withholding or deduction for, or an account of, any present or future taxes, unless such withholding is required by law or regulation in which case Issuer will make such further payments as are necessary such that Holders receive the same amounts as would have been received if no such taxes had been imposed or withheld.

Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

6.2          Reports

(a)           So long as any of Obligations remain outstanding, Issuer shall file furnish to the Holders (or promptly provide notice thereof to the Holders in case of documents described below that are publicly available):

(i)
as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each of their respective fiscal years, the audited consolidated financial statements of the Note Parties for that fiscal year (consistent in form with the Original Financial Statements, subject to Section 6.2(c) below); and

(ii)
as soon as they are available, but in any event within ninety (90) days after the end of each half of each of their respective fiscal years, the unaudited consolidated financial statements of the Note Parties for that fiscal half year (consistent in form with the Original Financial Statements, subject to Section 6.2(c) below).

(b)           Each set of financial statements delivered by Issuer pursuant to Section 6.2(a) shall be certified by one (1) director of Issuer as fairly representing (in other cases), the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up and in the case of financial statements delivered under Section 6.2(a)(i), shall also be accompanied by a report by a firm of independent certified accountants (which shall not be qualified as to scope of audit or as to status of any Note Party) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Issuer and its Subsidiaries on a consolidated basis in accordance with Applicable GAAP.

(c)           Issuer shall procure that each set of financial statements delivered pursuant to Section 6.2(a) is prepared using Applicable GAAP unless, in relation to any set of financial statements, (i) it notifies the Holders that there has been a change in such Applicable GAAP; and (ii) the relevant auditors deliver to the Holders a description of any change necessary for those financial statements to reflect Applicable GAAP.  For purposes of this Agreement, any change in Applicable GAAP made in accordance with this Section 6.2(c) shall apply to the definition of “Applicable GAAP” at any time following such change (and until any subsequent change in Applicable GAAP in accordance with this Section 6.2(c)).

(d)           For as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which Issuer is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, Issuer shall supply, upon request of any Holder, beneficial owner or prospective purchaser of a Note, to any such Holder, beneficial owner or prospective purchaser, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act.

6.3          Compliance Certificate

So long as any Obligation remains outstanding, Issuer shall deliver to each Holder, (a) within 90 days after the end of each fiscal year of Issuer, an Officers’ Certificate stating that a review of the activities of Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Issuer and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Issuer and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Agreement and are not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action Issuer is taking or proposes to take with respect thereto, and (b) as soon as possible and in any event within 14 days after Issuer becomes aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action that Issuer proposes to take with respect thereto.

6.4           Taxes

Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings, and for which appropriate reserves have been provided in accordance with Applicable GAAP, or where the failure to effect such payment is not adverse in any material respect to the Holders. Issuer shall bear and pay all Taxes arising out of, or relating to, the offering of the Notes under this Agreement.

Issuer agrees to pay any and all stamp duties and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Holders.

6.5           Stay, Extension and Usury Laws

Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to any Holder, but shall suffer and permit the execution of every such power as though no such law has been enacted.

6.6           Corporate Existence

Subject to Section 6.12 hereof, Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Issuer or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Issuer and its Subsidiaries; provided, however, that Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Agreement.

6.7           Payments for Consent

Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

6.8           Incurrence of Additional Debt

(a)          Issuer shall not, and shall not permit any of its Subsidiaries to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and:

(i)      such Debt is Debt of Issuer or its Subsidiary and, after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, (x) the Fixed Charge Coverage Ratio would be greater than 3.00 to 1.00 and (y) the Leverage Ratio would not exceed 4.00 to 1.00, or

(ii)      such Debt is Permitted Debt.

(b)          Notwithstanding anything to the contrary contained in this Section,

(i)           Issuer shall not, and shall not permit any Subsidiary to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Debt unless such Debt shall be subordinated to the Notes, to at least the same extent as such Subordinated Debt; and

(ii)         accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this Section.

(c)          For purposes of determining compliance with Section 6.8(a), in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (j) of the definition thereof or is entitled to be incurred pursuant to Section 6.8(a)(i), Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with Section 6.8(a).

6.9           Restricted Payments

Issuer shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a)	a Default or Event of Default shall have occurred and be continuing, or

(b)	Issuer could not Incur at least $1.00 of additional Debt pursuant to Section 6.8(a)(i), or

(c)
the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Closing Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(i)
10% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the Fiscal Quarter after the Closing Date to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(ii)	100% of the Capital Stock Sale Proceeds, plus

(iii)	the sum of:

(A)
the aggregate net cash proceeds received by Issuer or any Subsidiary from the issuance or sale after the Closing Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Issuer, and

(B)
the aggregate amount by which Debt (other than Subordinated Debt) of Issuer or any Subsidiary is reduced on Issuer’s consolidated balance sheet on or after the Closing Date upon the conversion or exchange of any Debt issued or sold on or prior to the Closing Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Issuer, excluding, in the case of clause (A) or (B):

(x)	any such Debt issued or sold to Issuer or a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees, and

(y)	the aggregate amount of any cash or other Property distributed by Issuer or any of its Subsidiaries upon any such conversion or exchange, plus

(iv)                    an amount equal to the net reduction in Investments in any Person other than Issuer or any of its Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to Issuer or any of its Subsidiaries from such Person.

Notwithstanding the foregoing limitation, Issuer may:

(A)          pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with this Agreement; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(B)          purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Issuer or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Issuer or an employee stock ownership plan or trust established by Issuer or any such Subsidiary for the benefit of their employees); provided, however, that

(I)	such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(II)	the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above; and

(C)          purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments.

6.10         Liens

Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, Incur, assume or permit to exist any Lien on the Collateral (other than Liens incurred pursuant to or permitted by the Security Documents).

Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of any of its Subsidiaries), whether owned at the Closing Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Debt of Issuer or any of its Subsidiaries secured by such Lien for so long as such other Debt is secured by such Lien.

6.11         Asset Sales

(a)         Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

               (i)           Issuer or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

                               (ii)         at least 75% of the consideration paid to Issuer or such Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of Issuer or any of its Subsidiaries (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes) as a result of which Issuer and its Subsidiaries are no longer obligated with respect to such liabilities; and

(iii)       Issuer delivers an Officers’ Certificate to the Holders certifying that such Asset Sale complies with the foregoing clauses (i) and (ii).

(b)          The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Issuer or any of its Subsidiaries, to the extent Issuer or such Subsidiary elects (or is required by the terms of any Debt) to

(i) repay any Senior Debt when it becomes due and payable;

(ii) reinvest in Additional Assets (including by means of an Investment in Additional Assets by any Subsidiary of Issuer with Net Available Cash received by Issuer or another Subsidiary of Issuer); or

(iii) make a Permitted Investment in Cash Equivalent pending application of such Net Available Cash as set forth in (i) and (ii) above.

  6.12        Merger, Consolidation and Acquisition

(a)             Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(i)       Issuer shall be the Surviving Person in such merger, consolidation or amalgamation;

(ii)      immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (ii) and clauses (iii) and (iv) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Subsidiary of Issuer as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iii)     immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(A) Issuer would be able to Incur at least $1.00 of additional Debt under Section 6.8(a)(i); and

(B) Issuer would have a Fixed Charge Coverage Ratio that is not lower than the Fixed Charge Coverage Ratio of Issuer immediately prior to such transaction;

(iv)    immediately after giving effect to such transaction or series of transactions on a pro forma basis, Issuer shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Issuer immediately prior to such transaction or series of transactions;

(v)     Issuer shall deliver, or cause to be delivered, to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied; and

(vi)   Issuer shall have delivered to the Holders an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

The foregoing provisions (other than clause (ii)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Issuer has complied with Section 6.11.

(b)           Issuer shall not permit any Subsidiary to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(i)
in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(ii)
immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (ii) and clauses (iii) and (iv)) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, Issuer or any of its Subsidiaries as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, Issuer or such Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iii)	immediately after giving effect to such transaction or series of transactions on a pro forma basis:

(A)	Issuer would be able to Incur at least $1.00 of additional Debt under Section 6.8(a)(i), and

(B)	Issuer would have a Fixed Charge Coverage Ratio which is not lower than the Fixed Charge Coverage Ratio of Issuer immediately prior to such transaction; and

(iv)           immediately after giving effect to such transaction or series of transactions on a pro forma basis, Issuer shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Issuer immediately prior to such transaction or series of transactions; and

(v)           Issuer shall deliver, or cause to be delivered, to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions (other than clause (ii)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Issuer has complied with Section 6.11.

(c)           The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Issuer or a Subsidiary, as applicable, under this Agreement; provided, however, that the predecessor entity shall not be released from any of the obligations or covenants under this Agreement, including with respect to the payment of the Notes, as the case may be, in the case of:

(i)
a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of Issuer, taken as a whole or, in the case of a Subsidiary, such sale, transfer, assignment, conveyance or other disposition is of all or substantially all of the assets of such Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Issuer, or such portion of the Capital Stock of such Subsidiary ceases to be a Subsidiary of Issuer), or

(ii)	a lease.

6.13    Restrictions on Distributions from Subsidiaries

Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of its Subsidiaries to:

(a)        pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock owned by, or pay any Debt or other obligation owed, to, Issuer or any other Subsidiary of Issuer,

(b)        make any loans or advances to Issuer or any other Subsidiary of Issuer, or

(c)         transfer any of its Property to Issuer or any other Subsidiary of Issuer.

The foregoing limitations will not apply:

(i)           with respect to clauses (a), (b) and (c), to restrictions:

(A)	in effect on the Closing Date (including, without limitation, restrictions pursuant to the Parent Loan Agreement, the Notes and this Agreement),

(B)
relating to Debt of any Subsidiary of Issuer and existing at the time it became a Subsidiary of Issuer if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of Issuer or was acquired by Issuer, or

(C)
that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restrictions are not less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, and

(ii)         with respect to clause (c) only, to restrictions:

(A)
relating to Debt that is permitted to be Incurred and secured without also securing the Notes pursuant to Section 6.8 and Section 6.10 that limit the right of the debtor to dispose of the Property securing such Debt,

(B)
encumbering Property at the time such Property was acquired by Issuer or any of its Subsidiaries, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(C)	resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, or

(D)	customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

6.14       Affiliate Transactions

Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Issuer (an “Affiliate Transaction”), unless:

(a)          the terms of such Affiliate Transaction are:

(i)	set forth in writing,

(ii)	in the best interest of Issuer or such Subsidiary, as the case may be, and

(iii)	no less favorable to Issuer or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Issuer,

(b)          if such Affiliate Transaction involves aggregate payments or value in excess of $1 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(ii) and (a)(iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Holders, and

(c)           if such Affiliate Transaction involves aggregate payments or value in excess of $5 million, Issuer obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Issuer and its Subsidiaries.

Notwithstanding the foregoing limitation, Issuer or any of its Subsidiaries may enter into or suffer to exist the following:

(i)
any transaction or series of transactions between Issuer and one or more of its Subsidiaries or between two or more of its Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Subsidiary is owned by an Affiliate of Issuer (other than any Subsidiary of Issuer);

(ii)	any Restricted Payment permitted to be made pursuant to Section 6.9 or any Permitted Investment;

(iii)
the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Issuer or any of its Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor; and

(iv)	applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances.

6.15       Notifications

Issuer will, promptly upon becoming aware of any of the following, provide written notice to the Holders describing the same and the steps being taken by Issuer or the applicable Note Party affected thereby with respect thereto:

(a)	the occurrence of an Event of Default or a Default;

(b)
any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Issuer to Holders which has been instituted or, to the knowledge of Issuer, is threatened against Issuer or any other Note Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)	any cancellation or material adverse change in any insurance maintained by Issuer or any other Note Party; or

(d)
any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.16       Intentionally Omitted

6.17       Issuance or Sale of Capital Stock of Subsidiaries

The Issuer shall not:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries, or

(b) permit any Subsidiary of the Issuer to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

(i)            directors’ qualifying shares,

(ii)           to the Issuer or a Wholly Owned Subsidiary, or

(iii)          pursuant to the provisions of the Parent Loan Documents,

(iv)          a disposition of the shares of Capital Stock of such Subsidiary;provided, however, that, in the case of this clause (iv), such disposition is effected in compliance with Section 6.11; or

(v)
any issuance or disposition of shares of Capital Stock of a Subsidiary if, immediately after giving effect to such issuance or disposition, such Subsidiary would no longer constitute a Subsidiary and any remaining Investment in such Person would have been permitted to be made under Section 6.9 if made on the date of such issuance or sale and such issuance and disposition is effected in compliance with Section 6.11.

6.18       Business Activities

Issuer shall not, and Issuer shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than a Permitted Business.

6.19       Sale and Leaseback Transactions

Issuer shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)          Issuer or such Subsidiary would be entitled to:

(i)           Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 6.8 and

(ii)         create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to Section 6.10 and

(b)         such Sale and Leaseback Transaction is effected in compliance with Section 6.11.

6.20       Impairment of Security Interest

Issuer shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action that might or would have the result of materially impairing the security interest of the Holders with respect to the Collateral, and Issuer shall not, and shall not permit any of its Subsidiaries to, grant to any Person other than the Holders any interest whatsoever in any of the Collateral.

6.21       Amendments to Security Documents

Issuer shall not, and shall not permit any of its Subsidiaries to, amend, waive or otherwise modify, or permit or consent to any amendment, waiver or other modification, the Security Documents in any way that would be adverse to the holders of the Notes.

6.22       Use of Proceeds

Issuer shall ensure that the proceeds from the issuance of the Notes hereunder are used to fund the Merger.

6.23       Maintenance of Insurance

Issuer shall, and shall cause its Subsidiaries to, maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similar companies engaged in a similar business to the Permitted Business in the PRC.

6.24       Restriction of Amendments to Certain Documents

Issuer will not amend or otherwise modify, or waive any rights under, without the consent of Holders of a majority in aggregate principal amount of Notes then outstanding, (a) the Merger Agreement, other than amendments, modifications and waivers which could not reasonably be expected to materially and adversely affect the interests of Holders, or (b) any provisions of the Parent Credit Agreement.

6.25       Anti-Layering

Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate in right of payment to any Debt of Issuer unless such Debt is also subordinate in right of payment to the Notes on substantially identical terms.  Notwithstanding anything to the contrary in this Section, a Note Party may create or permit to exist any Lien on any of its properties, assets or rights to the extent such Lien is permitted under Section 6.10.

6.26         Governmental Approvals and Licenses

Issuer shall, and shall cause its Subsidiaries to, (a) obtain and maintain in full force and effect all Governmental Approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in a Permitted Business, (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would reasonably be expected not to have a material adverse effect on (i)  the business, results of operations or prospects of Issuer and its Subsidiaries taken as a whole or (ii) the ability of Issuer to perform its obligations under the Notes or this Agreement.

6.27         Further Assurances

Promptly upon request by the Holders, the Issuer shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Holders may reasonably require from time to time in order to (i) carry out the purposes of this Agreement or any other Note Document, (ii) subject to the Liens created by any of the Security Documents as any of the properties, rights or interests covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Holders the rights granted or now or hereafter intended to be granted to the Lenders under any Note Document or under any other document executed in connection therewith.

6.28         Certain Matters.

Issuer agrees that neither it, nor anyone acting on behalf of it, will offer or sell any securities that are of the same or a similar class as the Notes in the future if such offer or sale would result in the integration of the offer and sale of the Notes hereunder with such future offer or sale.

ARTICLE VII

DEFAULTS AND REMEDIES

7.1           Event of Default

Each of the following is an “Event of Default”:

(a)           failure to make the payment of any interest on the Notes, when the same becomes due and payable, and such failure continues for a period of 5 Business Days;

(b)           failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise and such failure continues for a period of 5 Business Days;

(c)           failure to comply with Section 6.12;

(d)           failure to comply with any other material covenant or agreement in the Notes or in this Agreement (other than a failure that is the subject of the foregoing clause (a), (b) or (c)), and such failure continues for 30 days after written notice is given to Issuer by the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;”

(e)           a default under any Debt by Issuer or any of its Subsidiaries that results in acceleration of the maturity of such Debt, or failure to pay any such Debt when due, in an aggregate amount greater than $8 million or its foreign currency equivalent at the time;

(f)           any judgment or judgments for, the payment of money in an aggregate amount in excess of $8 million (or its foreign currency equivalent at the time) that shall be rendered against Issuer or any of its Subsidiaries;

(g)           Issuer, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:
(i)	commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(ii)	consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii)	consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(iv)	makes a general assignment for the benefit of its creditors; or

(v)	admits in writing its inability to pay its debts as they become due or otherwise admits its insolvency;

(h)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against Issuer, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) in an involuntary case; or

(ii)
appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of Issuer, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary) for all or substantially all of the property of Issuer, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary); or

(iii)	orders the liquidation of Issuer, any of its Significant Subsidiaries (or any group of Subsidiaries that, when taken together, would constitute a Significant Subsidiary);

and such order or decree remains unstayed and in effect for 60 consecutive days;

(i)            any default by Issuer or Company in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all Obligations under the Notes and discharge of this Agreement or any security interest created thereunder shall be declared invalid or unenforceable or Issuer or Company shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;

(j)            Issuer or Company denies or disaffirms its obligations under any Security Document or, other than in accordance with this Agreement and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Holders cease to have a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

(k)           Issuer or any of its Subsidiaries amends or modifies their respective constitutive documents in such a manner that would have a Material Adverse Effect or engages any business other than a Permitted Business;

(l)            either  this Agreement, the Notes, or any Security Document shall be (i) declared by any Governmental Authority to be illegal or unenforceable or (ii) terminated prior to its scheduled termination date;

(m)           (i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of Issuer or any of its Subsidiaries if such confiscation, expropriation or nationalization could have a Material Adverse Effect on Issuer as a whole; (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to any Operating Company that is material to the operation of the Permitted Business; or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on any Operating Company, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature;

(n)           any representation or warranty by any Note Party herein or in any other Note Document is false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Note Party to the Holders in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(o)           failure to deliver shares of Common Stock upon exercise of Issuer's Warrants.

7.2           Acceleration

(a)           If any Event of Default (other than those of the type described in Section 7.1(g) or (h)) occurs and is continuing, Holders of at least 25% in principal amount of outstanding Notes may, declare the principal of all the outstanding Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to this Agreement and specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), and the same shall become immediately due and payable in an amount which will cause the Holders to have a return of 19.5% per annum on the principal amount of the Notes held by such Holder for the period such Holder is registered as the Holder of such Notes until date of payment.

(b)           In the case of an Event of Default specified in Section 7.1(g) or (h) hereof, all outstanding Notes shall become due and payable immediately without any further declaration or other act on the part of the Holders in such amounts as set forth in Section 7.2(a) above. Holders may not enforce this Agreement or the Notes except as provided in this Agreement.

7.3           Other Remedies

(a)           If an Event of Default occurs and is continuing, the Holders of the Notes may pursue any available remedy to collect the payment of principal, premium, and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement. In addition, if an Event of Default occurs and is continuing, Holders of at least 25% of the aggregate principal amount of the Notes then outstanding may foreclose on the Collateral in accordance with the terms of the Security Documents and take such further action with respect to the Collateral as permitted under the Security Documents.

(b)           A delay or omission by any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

(c)           Anything herein to the contrary notwithstanding and without prejudice to the remedies that the Purchasers may have against the Issuer, the occurrence of a Default or Event of Default shall not exonerate the Purchasers’ commitments to purchase the Notes, which commitment shall be subject only to the satisfaction of the conditions precedent set forth in Article III hereof.

7.4           Waiver of Past Defaults

Holders of not less than 50% in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except (i) a continuing Default or Event of Default in the payment of the principal of, or premium or interest on, the Notes and (ii) in respect of a covenant or provision which under this Agreement cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment; provided, however, that the Holders of not less than 50% in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

7.5           Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal of, and premium and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE VIII

NON-RECOURSE

The recourse of the Holders under or in connection with this Agreement and the other Note Documents with respect to Issuer and its Affiliates shall be solely against Issuer and the Company, and each Holder hereby waives any claim against any other Affiliate of the Issuer, any manager, director, officer, representative, agent, advisor or employee of the Issuer or any of its Affiliates (each a “Non-Recourse Party”) for any liability under or in connection with this Agreement or any other Note Document or any of the transactions contemplated hereby or thereby, by operation of law or otherwise, to the extent arising in connection with any breach or default, or alleged breach or default, under the Note Documents or any instrument or document provided thereunder, except to the extent the same is enforced against any Non-Recourse Party only with respect to its obligations under the Note Document to which it is a party. The foregoing acknowledgement, waiver and agreement shall be enforceable by the Issuer and its Affiliates.

ARTICLE IX

REDEMPTION AND REPURCHASE OF THE NOTES

9.1           Repurchase at the Option of Holders Following a Qualifying Listing

(a)           Upon the consummation of a Qualifying Listing, Issuer shall, within 7 days thereafter notify the Holders of such Qualifying Listing, and within 30 days of a Qualifying Listing, make an offer (the “Listing Offer”) pursuant to the procedures set forth below. Each Holder (other than an Excluded Holder) shall have the right to accept such offer and require Issuer to repurchase all or any portion (equal to 1 million or an integral multiple thereof) of such Holder’s Notes pursuant to the Listing Offer at a purchase price (the “Listing Payment Amount”), in cash equal to an amount which, if the Listing Offer is accepted by the Holder, will cause such Holder to have a return of 19.5% per annum on the principal amount of the Notes tendered by such Holder for the period such Holder is registered as the Holder of such Notes until the Listing Offer Purchase Date.

(b)           Issuer shall not be required to make a Listing Offer following a Qualifying Listing if a third party makes the Listing Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Listing Offer made by Issuer and purchases all Notes properly tendered and not withdrawn under such Listing Offer.

(c)           Each Listing Offer will be made to all Holders of Notes (other than an Excluded Holder).  Each Listing Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Listing Offer Period”).  Not later than five Business Days after the termination of the Listing Offer Period (the “Listing Offer Purchase Date”), Issuer will deliver to such Holders a certificate by a Responsible Officer stating that

(1)	that all Notes tendered will be accepted for payment;

(2)	the aggregate redemption payment and the redemption date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Listing Offer Payment Date”);

(3)	that any Note not tendered will continue to accrue interest;

(4)
that, unless Issuer defaults in the payment of the Listing Offer Payment Amount, all Notes tendered for payment pursuant to the Listing Offer will cease to accrue interest after the Listing Offer Payment Date;

(5)	that such Holder will be required to surrender the Notes at the address specified in the notice prior to the close of business on the third Business Day preceding the Listing Offer Payment Date;

(6)
that such Holder will be entitled to withdraw its election if Issuer receives, not later than the close of business on the fourth Business Day preceding the Listing Offer Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for redemption, and a statement that such Holder is withdrawing his election to have the Notes redeemed; and

(7)
that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unredeemed portion of the Notes surrendered, which unredeemed portion must be equal to $1,000,000 in principal amount or an integral multiple thereof.

(d)         To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.1, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 9.1 by virtue of such compliance.

(e)         On the Listing Offer Payment Date, Issuer will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Listing Offer. Issuer will promptly mail (but in any case not later than five Business Days after the Listing Offer Payment Date) to each Holder of Notes properly tendered the Listing Offer Payment for such Notes, and Issuer will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000,000 or an integral multiple of $1,000,000.

(f)          If the Listing Offer Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Listing Offer. Other than as specifically provided in this Section 9.1, any purchase pursuant to this Section 9.1 shall be made pursuant to the provisions of Sections 9.3 through 9.7 hereof.

(g)         Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Listing Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.1, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 9.1 by virtue of such compliance.

9.2           Mandatory Redemption; Other Matters

(a)           Other than as provided in Section 9.2(b) below, Issuer shall, concurrently with the exercise of any Warrant under the Warrant Agreement, make a mandatory prepayment on the Notes on a pro rata basis in cash, in an amount equal to 100% of the principal amount together with interest accrued and unpaid thereon to the redemption date.

(b)           Any Note that is applied towards payment of the Exercise Price (as defined in the Warrant Agreement) upon the exercise of any Warrant under the Warrant Agreement shall be deemed to be repaid in full.

9.3           Selection of Notes to Be Redeemed or Purchased

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, Issuer will select Notes (excluding the Notes held by an Excluded Holder) for redemption on a pro rata basis.

9.4           Notice of Redemption

In the case of any redemption of Notes for which no provision as to procedure exists, at least 30 days but not more than 60 days before the applicable redemption date, Issuer will mail or cause to be mailed, by first class mail or courier, notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice will identify the Notes to be redeemed and will state:

(1)	the redemption date;

(2)	the redemption price;

(3)
if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)	that Notes redeemed in full must be surrendered to Issuer to collect the redemption price;

(5)	that, unless Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

(6)	the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

9.5          Effect of Notice of Redemption

Once the notice of redemption is mailed in accordance with Section 9.4 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

9.6          Deposit of Redemption or Purchase Price

Payments on Notes that are to be redeemed or purchased in an offer to purchase will be made in accordance with Section 4.2 of this Agreement.

If Issuer complies with the provisions of the preceding paragraph, on and after the redemption date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest will be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of Issuer to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption date or purchase date until such principal is paid at the rate provided in the Notes and in the second paragraph of Section 6.1 hereof.

9.7          Notes Redeemed or Purchased in Part

Upon surrender of a Note that is redeemed or purchased in part, Issuer will issue at the expense of Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

9.8          Certain Matters

For so long as the Issuer or an Affiliate thereof (excluding the Purchaser and the Sponsor) (such Holder, an “Excluded Holder”) shall beneficially own any Note or has entered into an agreement or arrangement having a substantially similar economic effect:

(a)
such Note shall be excluded in ascertaining whether any given percentage  (including for the avoidance of doubt, unanimity) of the Holders has been obtained to approve any request for a consent, waiver, amendment or other vote or any ownership percentage under the Note Documents;

(b)	for purposes of Section 10.4, such Excluded Holder shall be deemed not to be a Holder;

(c)	such Note shall not be considered to be outstanding for any purpose whatsoever;

(d)	such Excluded Holder shall not be entitled to any payment or redemption payment pursuant to Sections 2.5, 6.1, 6.4, 9.1 and 9.2;

(e)	such Note shall not benefit from the Permitted Liens as set forth in clause (b) of the definition thereof; and

(f)	under no circumstances may such Excluded Holder have any right to vote in relation to any enforcement action (including without limitation, such actions as set forth in Sections 7.2 and 7.3 hereof).

ARTICLE X

MISCELLANEOUS

10.1        Notices

Except as required by Section 9.1, all notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, telecopier or overnight air courier guaranteeing next day delivery:

(a)           if to a Purchaser,

Donald Xiang Dong Yang
c/o Abax Global Capital (Hong Kong) Limited
Suite 6708, 67/F, Two International Finance Centre
8 Finance Street
Central, Hong Kong
Facsimile No.: +852 3602 1700

with a copy to:

Mark J. Lehmkuhler
c/o Davis Polk & Wardwell
18th Floor, The Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Facsimile No.: +852 2533 3388

(b)           if to Issuer,

at No. 9 Ha Ping Xi Lu
Ha Ping Lu Ji Zhong Qu,
Harbin Kai Fa Qu
Harbin, PRC 150060
Attention: Tianfu Yang
Facsimile: +86 (451) 8611 6769

with a copy to

Skadden, Arps, Slate, Meagher & Flom, LLP.
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Michael Gisser / Peter H. Huang
Facsimile: +86 (10) 6535 5577

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

10.2           Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and registered assigns permitted hereunder of each of the parties, including, without limitation, subsequent Holders of Notes.

10.3           Assignments

From time to time following the Closing Date, each Holder may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (i) such assignment shall be evidenced by an assignment agreement, a copy of which shall be furnished to Issuer, (ii) except in the case of an assignment to an Affiliate of the assigning Holder, to another Holder or of the entire remaining rights and obligations of the assigning Holder under this Agreement, the assignment shall not assign a portion of such assigning Holder’s Note owing to such assigning Holder that is equivalent to less than $1,000,000 (iii) the effective date of any such assignment shall be as specified in the assignment agreement, but not earlier than the date which is five (5) Business Days after the date Issuer has received the assignment agreement, and (iv) such Holder shall have also assigned a corresponding portion of such Holder’s rights and obligations under the Warrant Agreement to the same assignee as the assignment hereunder. Upon the effective date of such assignment agreement, the Eligible Assignee named therein shall be a Holder for all purposes of this Agreement and, to the extent of such assignment, the assigning Holder shall be released from its further obligations under this Agreement.  Issuer agrees that it shall execute and deliver (against delivery by the assigning Holder to Company of its Notes) to such assignee Holder, a Note evidencing the principal balances assigned to such assignee Holder thereunder, and, if applicable, to the assigning Holder, a Note evidencing the principal balances thereunder retained by the assigning Holder.

10.4        Amendment and Waiver

Prior to the Closing Date, the Note Documents may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by the Purchasers and Issuer.  Thereafter, except as heretofore expressly provided otherwise, this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by Issuer and the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; provided further, however, that any amendment, modification or supplement that:

(a)	reduces the aggregate principal amount of Notes;

(b)
(other than as set forth in the Notes) extends the time for payment, or reduces the rate, of interest on any Note (other than a waiver of the payment of default interest, which shall require only the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding), reduces the amount of principal or extends the principal maturity date of any Note or the redemption or prepayment provisions (other than any notice provisions relating thereto, which shall require only the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding);

(c)	makes any Note payable in money or property other than that stated in the Note; or

(d)	makes any change in Section 7.4 or 7.5 hereof or this Section 10.4 (or any related defined terms);

shall not be binding upon any Holder of any outstanding Note that has not consented thereto in writing.

For all purposes under this Agreement, in determining whether the Holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by Issuer or any Subsidiary of Issuer shall be disregarded.

10.5        Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.6        Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.7        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and the New York Civil Practice Laws and Rule 327(b).

10.8        Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.9        Consent to Jurisdiction

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT SHALL AFFECT ANY RIGHT THAT A HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AGAINST ISSUER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT IN ANY COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1.  NOTHING IN THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.10      Entire Agreement

The Note Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  The Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.  Nothing in any of the Note Documents shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

10.11      Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.

10.12      No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TIANFU INVESTMENTS LIMITED

By:	/s/ Tianfu Yang
Name:	Tianfu Yang
Title:	Director

PURCHASER:

ABAX EMERALD LTD.

By:	/s/ Donald Xiang Dong Yang
Name:	Donald Xiang Dong Yang
Title:	Director